Exhibit 11(b)
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information constituting part of Post-Effective Amendment No. 57 to the Registration Statement on Form N-1A of Fidelity School Street Trust: Fidelity International Bond Fund (formerly Fidelity Global Bond Fund), of our report dated, February 13, 1998 on the financial statements and financial highlights included in the December 31, 1997 Annual Report to Shareholders of Fidelity International Bond Fund (formerly Fidelity Global Bond Fund). We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information.

        /s/COOPERS & LYBRAND L.L.P.
        COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
February 20, 1998